Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Tom Ryan		Mark L. Yoseloff, Ph.D., Chairman and CEO
Investor Relations Advisor		Richard Baldwin, Senior Vice President and CFO
ph:	203.682.8200	ph:	702.897.7150
fax:	203.682.8201	fax:	702.270.5161

SHUFFLE MASTER, INC. REPORTS RECORD THIRD QUARTER RESULTS

LAS VEGAS . . . Tuesday, September 6, 2005 . . .. Shuffle Master, Inc. (NASDAQ National Market:  SHFL) today announced its operating results for the third quarter and nine months ended July 31, 2005.

Third Quarter Financial Highlights

•                  Diluted earnings per share from continuing operations increased 29% to $0.22

•                  Revenue increased 18% to $27.3 million

•                  Income from operations increased 19% to $12.0 million

•                  EBITDA from continuing operations increased 26% to $15.2 million

Year-to-date Financial Highlights

•                  Diluted earnings per share from continuing operations increased 36% to $0.57

•                  Revenue increased 36% to $79.8 million

•                  Income from operations increased 25% to $32.1 million

•                  Net cash provided by operating activities increased 59% to $29.1 million

•                  EBITDA from continuing operations increased 40% to $40.9 million

Recent announcements included:

•                  In June 2005, the Company announced a worldwide product integration agreement with International Game Technology (“IGT”) and Progressive Gaming International Corporation.  Under the terms of the agreement, the three companies will utilize complementary technologies and resources to create an automated table management solution known as the Intelligent Table SystemTM.

•                  In conjunction with the integration agreement above, IGT bought an equal ownership interest in Shuffle Master’s radio frequency identification (“RFID”) and optical bet recognition patents.  Based on the terms of the agreement, the Company received a non-

refundable initial cash payment of $10.5 million and a future $4.9 million payment due in June 2007, at IGT’s option.  As co-owners of the patents, Shuffle Master and IGT will share in future royalties associated with third party licensing of the purchased patents.

•                  In June 2005, Shuffle Master announced the purchase of Bet the Set “21”TM and the underlying intellectual property from Magnum Gaming, Inc.  Bet the Set “21” is a side bet for blackjack.  At the time of the transaction, there were 205 Bet the Set “21” tables licensed throughout North America.

•                  In July 2005, the Company announced that it settled the first of its two outstanding lawsuits with VendingData Corporation, as well as settlement of the arbitration with its former international distributor, Technical Casino Supplies, Ltd. (“TCS”).

•                  In July 2005, the Company announced that it had purchased certain assets from Spur Gaming Systems (“SGS”), namely the acquisition of additional side bet proprietary table games and the underlying intellectual property, including Jackpot Pai Gow PokerTM and Progressive Jackpot Pai Gow PokerTM.  At the time of the transaction, which was effective August 1, 2005, there were approximately 53 SGS tables licensed throughout North America.

•                  Subsequent to quarter end, in August 2005, the Company announced that it had entered into a strategic alliance with Ameranth Wireless, Inc. of San Diego, CA to promote and distribute Ameranth’s poker-room management products throughout the world.  Under the terms, Ameranth will develop a software interface between Shuffle Master’s Deck Mate® poker shuffler and Ameranth’s poker-room products to provide poker-room operators broader functionality and a more robust total solution.

•                  Subsequent to quarter end, in August 2005, the Company announced that it purchased VIP Gaming Solutions of Sydney, Australia.  As a result of the acquisition, Shuffle Master strengthened its direct sales presence in the Asia-Pacific region.

Mark L. Yoseloff, Chairman and Chief Executive Officer commented, “We are very pleased with third quarter and year-to-date results, both financially and from a strategic standpoint.  For the quarter and year thus far, we experienced significant progress in our Utility and Entertainment Products categories and were effective in translating that growth into solid year-over-year profitability.  Strategically, the quarter was even more impressive with record activity with regard to strategic alliances and acquisitions.”  Yoseloff concluded, “Based on these factors, we remain very excited about the future for Shuffle Master and believe the pieces are in place to offer new technologies and content to our global customer base, while generating substantial profits for our shareholders.”

Utility Products

Revenue from Utility Products totaled $16.5 million in the third quarter, an increase of 37% from $12.0 million in the comparable prior year quarter due to continued strength in the Company’s core shuffler business.  Utility Products lease revenue increased 26% due to a greater number of shuffler units on lease, primarily the Deck Mate, MD2™ and one2six™ shufflers.  Additionally, the Company placed 8 Easy Chipper® machines on lease late in the quarter, representing the first leased units for this new product.  Utility Products sales and service revenue increased 45% resulting from increased sales of the ACE®, Deck Mate and MD2 shufflers, as well as a 14% increase in consolidated average shuffler selling prices.  During the quarter, the Company also sold 14 Easy Chipper machines, which contributed approximately $375,000 in Utility Products sales revenue.  Of the 14 Easy Chipper machines sold, 6 represented the first sale of this new product into the domestic gaming market.

Entertainment Products

For the quarter, revenue from Entertainment Products decreased slightly to $10.7 million versus $11.0 million in the same prior year period.  Entertainment Products lease and royalty revenue remained relatively flat compared to last year.  During the current quarter, we experienced a higher average monthly royalty rate for Three Card Poker®, Four Card Poker® and Fortune Pai Gow Poker®, which favorably impacted our lease and royalty revenue.  The current quarter was also favorably impacted by additional lease placements of our Four Card Poker, Fortune Pai Gow Poker and Table MasterTM products.  Offsetting the increases mentioned above was the conversion of Let It Ride® and Three Card Poker royalty units to lifetime license sales.  Entertainment Products sales and service revenue decreased slightly compared to last year, resulting from a decline in lifetime license sales of Let It Ride and Three Card Poker, partially offset by increased sales of the Company’s Table Master products.

Operating Expenses

Operating expenses for the quarter totaled $8.3 million compared to $7.4 million in the prior year quarter.  The increase in operating expenses was primarily due to project costs associated with Sarbanes-Oxley 404 compliance, an increase in payroll and related costs due to increased infrastructure requirements, including the related headcount resulting from the CARD acquisition and increased investment in research and development activities.  Offsetting the increases noted above were the VendingData litigation settlement and the reimbursement of legal fees associated with the patent purchase agreement with IGT, both of which are discussed above.

Balance Sheet, Cash Flows & Capital Deployment

Cash, cash equivalents, and investments totaled $52.1 million at July 31, 2005, an increase from $47.0 million at October 31, 2004.  Net cash provided by operating activities totaled $9.9 million and $29.1 million during the current quarter and year to date period, compared to $12.3 million and $18.2 million in the same prior year periods.

Capital deployment initiatives during the third quarter totaled approximately $3.9 million in capital expenditures and $1.0 million related to the acquisition of intellectual property.  The Company also repurchased 200,000 common shares during the quarter for approximately $5.6 million at an average price of $27.83 per share.  Subsequent to quarter end, and through September 2, 2005, the Company repurchased an additional 625,000 common shares for approximately $15.6 million at an average price of $24.90 per share.  As of September 2, 2005, approximately $11.1 million remains outstanding under our existing board authorizations.

Current Outlook

Management is targeting diluted earnings per share of $0.81 - $0.82 for full year fiscal 2005.

Further detail and analysis of the Company’s financial results for the third quarter and nine months ended July 31, 2005, is included in its Quarterly Report on Form 10-Q, which was filed today with the Securities and Exchange Commission.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, intelligent table systems, and roulette chip sorters, to improve their profitability, productivity and security, and Entertainment Products, including proprietary table games and Table MasterTM games to expand their gaming entertainment content.  The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; advances by competitors; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; results from current and/or future litigation or claims; tax matters, including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, including the Notes, and to refinance its indebtedness, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; and various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

Shuffle Master, Inc. will hold a conference call on September 6, 2005 at 1:30 PM Pacific Time to discuss the results of operations for the third quarter ended July 31, 2005.  The dial-in number for the call is (201) 689-8359; request “Shuffle Master’s Third Quarter Fiscal 2005 Conference Call.”  The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com.  Immediately following the call and through September 13, 2005, a playback can be heard 24-hours a day by dialing (201) 612-7415; account number is 3055; conference I.D. number is 165871.

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SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2005	2004	2005	2004

Revenue:
Utility products leases	$6,252	$4,966	$17,437	$14,318
Utility products sales and service	10,282	7,079	29,842	16,188
Entertainment products leases and royalties	6,266	6,343	18,557	17,498
Entertainment products sales and service	4,391	4,687	13,802	10,767
Other	81	8	132	77
Total revenue	27,272	23,083	79,770	58,848

Costs and expenses:
Cost of leases and royalties	2,501	2,311	7,105	5,739
Cost of sales and service	4,496	3,266	12,527	6,677
Selling, general and administrative	6,474	5,674	22,253	16,187
Research and development	1,796	1,722	5,770	4,652
Total costs and expenses	15,267	12,973	47,655	33,255

Income from operations	12,005	10,110	32,115	25,593
Other expense	(291)	(514)	(485)	(1,006)
Income from continuing operations before tax	11,714	9,596	31,630	24,587
Provision for income taxes	3,663	3,359	10,671	8,606
Income from continuing operations	8,051	6,237	20,959	15,981
Discontinued operations, net of tax	8	13	67	1,625
Net income	$8,059	$6,250	$21,026	$17,606

Basic earnings per share:
Continuing operations	$0.23	$0.18	$0.60	$0.44
Discontinued operations	—	—	—	0.04
Net income	$0.23	$0.18	$0.60	$0.48

Diluted earnings per share:
Continuing operations	$0.22	$0.17	$0.57	$0.42
Discontinued operations	—	—	—	0.05
Net income	$0.22	$0.17	$0.57	$0.47

Weighted average shares outstanding:
Basic	35,048	34,614	35,093	36,359
Diluted	36,317	36,048	36,658	37,719

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	July 31,	October 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$25,111	$20,580
Investments	26,947	26,458
Accounts receivable, net	13,864	11,205
Investment in sales-type leases, net	7,850	4,739
Inventories, net	8,453	5,853
Prepaid income taxes	—	6,373
Deferred income taxes	4,089	2,195
Other current assets	2,156	851
Total current assets	88,470	78,254
Investment in sales-type leases, net	11,265	7,068
Products leased and held for lease, net	8,988	5,461
Property and equipment, net	4,423	3,507
Intangible assets, net	47,229	47,812
Goodwill, net	36,045	37,556
Other assets	8,248	5,634
Total assets	$204,668	$185,292

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,389	$3,304
Accrued liabilities	5,882	5,497
Customer deposits and unearned revenue	3,612	3,532
Income taxes payable	2,062	—
Note payable and current portion of long-term liabilities	3,103	250
Total current liabilities	19,048	12,583
Long-term liabilities, net of current portion	162,735	157,648
Deferred income taxes	101	332
Total liabilities	181,884	170,563
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 507 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 151,875 shares authorized; 35,059 and 34,958 shares issued and outstanding	351	233
Additional paid-in capital	1,359	9,593
Deferred compensation	(3,257)	(1,765)
Retained earnings	21,724	698
Cumulative currency translation adjustment	2,607	5,970
Total shareholders’ equity	22,784	14,729
Total liabilities and shareholders’ equity	$204,668	$185,292

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$8,059	$6,250	$21,026	$17,606
Depreciation and amortization	3,144	2,388	8,901	5,400
Other operating activities	(1,290)	3,666	(851)	(4,759)
Net cash provided by operating activities	9,913	12,304	29,076	18,247

Cash flows from investing activities:
Net changes in investments	(184)	(4,573)	(489)	(24,036)
Payments for products leased and held for lease	(2,591)	(648)	(6,212)	(2,543)
Other capital expenditures	(2,341)	(1,793)	(6,523)	(2,761)
Acquisition of businesses	—	(32,293)	—	(38,437)
Proceeds from disposition of assets	9,039	—	9,039	8,858
Other	14	1,810	(3,402)	(935)
Net cash provided (used) by investing activities	3,937	(37,497)	(7,587)	(59,854)

Cash flows from financing activities:
Proceeds from issuance of convertible notes, net of issue costs	—	(215)	—	145,219
Repurchases of common stock	(5,565)	(20,451)	(20,821)	(99,112)
Proceeds from issuances of common stock, net	1,119	1,184	5,954	5,623
Payment of long-term liabilities	(355)	—	(2,091)	—
Net cash provided (used) by financing activities	(4,801)	(19,482)	(16,958)	51,730

Net increase (decrease) in cash and cash equivalents	9,049	(44,675)	4,531	10,123
Cash and cash equivalents, beginning of period	16,062	57,472	20,580	2,674
Cash and cash equivalents, end of period	$25,111	$12,797	$25,111	$12,797

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited, in thousands, except unit data)

UNIT DATA

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2005	2004	2005	2004

Shufflers installed base (end of period)
Lease units	4,944	3,941	4,944	3,941

Sold units, inception-to-date:
Beginning of period (includes CARD)	12,280	9,860	11,151	9,108
Sold during period	731	582	2,066	1,369
Less trade-ins and exchanges	(122)	(41)	(328)	(76)
End of period	12,889	10,401	12,889	10,401
Total installed base (a)	17,833	14,342	17,833	14,342

Table games installed base (end of period)
Royalty units	2,863	2,875	2,863	2,875

Sold units, inception-to-date:
Beginning of period	633	178	365	72
Sold during period	80	110	348	216
End of period	713	288	713	288
Total installed base (a)	3,576	3,163	3,576	3,163

Table Master installed base (end of period)
Lease units	31	5	31	5

Sold units, inception-to-date:
Beginning of period	25	17	15	6
Sold during period	9	1	19	12
End of period	34	18	34	18
Total installed base (a)	65	23	65	23

(a)          Installed Base is the sum of product units under lease or license agreements and inception-to-date sold units.  Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products.  Some sold units may no longer be in use by the Company’s casino customers or may have been replaced by other models.  Accordingly, the Company does not know precisely the number of units currently in use.

FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2005	2004	2005	2004

Reconciliation of income from continuing operations to EBITDA:

Income from continuing operations	$8,051	$6,237	$20,959	$15,981
Interest expense (income), net	151	158	(88)	(53)
Provision for income taxes	3,663	3,359	10,671	8,606
Depreciation and amortization	3,325	2,326	9,387	4,624

EBITDA from continuing operations (b)	$15,190	$12,080	$40,929	$29,158

(b)         EBITDA (defined as income from continuing operations before net interest, provision for income taxes, and depreciation and amortization) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure.  EBITDA is presented solely as a supplemental disclosure because management believes it is a useful performance measure and widely used within its industry.  EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.